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                                  AMENDMENT TO
                           THE RECOVERY NETWORK, INC.
                           1996 DIRECTOR RETAINER PLAN


         Pursuant to the action taken on April 15, 1997, by the Finance and Compensation Committee of the Board of Directors of The Recovery Network, Inc. (the "Company"), the 1996 Board of Directors and Advisory Board Retainer Plan (the "Plan") is hereby amended by replacing the second sentence of Section 3.1 of the Plan with the following: "The aggregate number of such shares reserved for issuance pursuant to Awards shall not exceed 113,652."

         Executed to be effective as of April 15, 1997.

                                                     THE RECOVERY NETWORK, INC.


                                                     By:/s/ William D. Moses
                                                        ----------------------
                                                          William D. Moses